EXECUTIVE SERVICES AGREEMENT

This Executive Services Agreement ("*Agreement*") is entered into effective as of Aug 18, 2025 (the "Effective Date") by and between *ONE Nuclear Energy LLC*, a Delaware corporation ("*ONE*") and *BCR-ABL LLC*, a New York LLC ("*Advisor*"). Each of *ONE* and the *Advisor* are hereinafter a "*Party*" and collectively the "*Parties*".

WHEREAS, *ONE* desires to retain the services of the *Advisor* and the *Advisor* is desirous and willing to accept such service arrangement and render such services, all upon and subject to the terms and conditions contained in this *Agreement*,

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this *Agreement*, and intending to be legally bound, *ONE* and the *Advisor* agree as follows:

1. **Definitions.**

   1.1. *ONE* shall be defined as One Nuclear Energy LLC, a Delaware LLC, and related and/or successor entities.

   1.2. *Advisor* shall be defined as *BCR-ABL LLC*, a New York LLC, and related and/or successor entities

   1.3. *Weddepohl* shall be defined as *Coenraad J. Weddepohl*, an individual.

2. **Engagement.** *ONE* hereby engages and retains the *Advisor* and the *Advisor* hereby agrees to render services upon the terms and conditions hereinafter set forth.

3. **Term.** This *Agreement* shall be for a continuous term commencing on the Effective Date ("*Term*"). Either *Party* may terminate this *Agreement* upon giving six (6) months written notice to the other *Party*, unless sooner terminated in accordance with the provisions of Section 9.

4. **Services**. The *Advisor* shall provide the follow services to *ONE*:

   4.1. The *Advisor* shall appoint *Weddepohl*, on behalf of *Advisor*, to personally provide the *Services* provided for under the terms of this *Agreement*.

   4.2. *Weddepohl* shall act in the capacity of a Chief Financial Officer and all customary duties that apply to said position.

   4.3. *Weddepohl* shall act in the capacity of a Chief Investment Officer and all customary duties that apply to said position.

   4.4. Oversee Fundraising Efforts: Secure early investment and PIPE capital by leveraging investor network.

   4.5. Develop Financial Strategy: Oversee financial planning, budgeting, and forecasting for a pre-revenue SMR company, ensuring alignment with contract goals and long-term project financing.

   4.6. Assist with Memorandums of Understanding ("*MoU*") and other Contract Negotiations: Support conversion of MoUs and Strategic Collaboration Agreements (e.g., with RRSMR, bp Energy) into binding site access and offtake contracts.

   4.7. Assist with IPO/SPAC Preparation: including due diligence, SEC compliance, and financial structuring ensuring readiness for NASDAQ listing by Q4 2025.

   4.8. Other general CFO responsibilities including cash management, financial risk management and investor relations.

   4.9. Originate new projects, manage external stakeholders (utilities, developers, government agencies etc.)

ONE Nuclear Energy LLC
2310 1st Street, Suite 603
Fort Myers, FL 33901
305.336.9399

4.10. *Weddepohl* shall not be required to physically relocate his location of business and/or his place of residence.

4.11. *Advisor* shall use its best efforts to perform the *Services* pursuant to this *Agreement* competently, carefully, faithfully and shall devote sufficient time and energies necessary to perform the *Services*.

4.12. *Advisor's Services* shall be performed on a non-exclusive basis, however, *Advisor* shall not perform any service for any entity and/or individual during the *Term*, whether directly or indirectly, that is a direct competitor of *ONE*.

5. **Appointment to Executive Committee**. In connection with the execution of this *Agreement*, *Weddepohl* is hereby appointed to serve on the Executive Committee of *ONE*.

6. **Compensation.** In consideration for providing the *Services*, the *Advisor* shall be entitled to the compensation set forth in the document attached hereto as Appendix A ("*Consideration*").

7. **Expenses**. In addition to any compensation received under this Section 7, *ONE* shall reimburse the *Advisor* for all reasonable travel, lodging, meals, and other prior approved out-of-pocket expenses incurred or paid by the *Advisor* in connection with the performance of its *Services* under this *Agreement*; provided, however, any such expenses over $250 shall be approved by *ONE* in advance. All other expenditures shall be the sole responsibility of the *Advisor*.

8. **Independent Contractor Relationship.**

8.1. The *Advisor* acknowledges that it is an independent contractor and that neither the *Advisor* nor *Weddepohl* shall be considered an employee of *ONE*. The *Advisor* acknowledges that it is not the legal representative or agent of *ONE*, nor does it have the power to obligate *ONE*, for any purpose other than specifically provided in this *Agreement*.

8.2. *ONE* shall carry no worker's compensation insurance or accident insurance to cover the *Advisor and/or Weddepohl*. *ONE* shall not pay contributions to social security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship, except for those specifically detailed in this *Agreement*.

8.3. *ONE* shall issue the *Advisor* a Form 1099 for all payments made hereunder. All taxes, withholding and the like on any and all amounts paid under this *Agreement* shall be the *Advisor's* responsibility. The *Advisor* agrees that it shall indemnify and hold *ONE*, its affiliates, and agents, harmless from and against any judgments, fines, costs, or fees associated with such payments hereunder.

9. **Termination.**

9.1. In the event of a material default under this *Agreement* by either party, the other party may terminate this *Agreement* if such default is not cured within ten (10) days following delivery of written notice specifying and detailing the default complained of and demanding its cure. Notwithstanding the preceding, in the event of a violation by the *Advisor* of Section 10, *ONE* may terminate this *Agreement* immediately upon written notice to the *Advisor*.

9.2. Upon termination of this *Agreement*, *ONE* shall reimburse the *Advisor* for any reasonable expenses previously incurred for which the *Advisor* had not been reimbursed prior to the effective date of termination.

10. **Non-Disclosure of Confidential Information**.

10.1. Confidential Information. *Confidential Information* includes, but is not limited to, trade secrets as defined by the common law and statutes in Florida or any future Florida statute, processes, policies, procedures, techniques including but not limited to recruiting techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing and uses of *ONE*'s products and services, *ONE*'s budgets and strategic plans, databases, data, all technology relating to *ONE*'s businesses, systems, methods of operation, customer lists, customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which

ONE Nuclear Energy LLC
2310 1st Street, Suite 603
Fort Myers, FL 33901
305.336.9399

pertain to the activities or operations of *ONE*, names, home addresses and all telephone numbers and e-mail addresses of *ONE*'s employees, former employees, clients and former clients. In addition, *Confidential Information* also includes the identity of customers and the identity of and telephone numbers, e-mail addresses and other addresses of persons and/or companies with whom *ONE*'s employees and agents communicate in the ordinary course of business. For purposes of this *Agreement*, the following will not constitute *Confidential Information* (a) information which is or subsequently becomes generally available to the public through no act or omission of the *Advisor*, (b) information set forth in the written records of the *Advisor* prior to disclosure to the *Advisor* by or on behalf of *ONE*, which information is given to *ONE* in writing as of or prior to the date of this *Agreement*, and (c) information which is lawfully obtained by the *Advisor* in writing from a third party, excluding any affiliates of *ONE*, who was legally entitled to disclose the information.

10.2. Legitimate Business Interests. The *Advisor* recognizes that *ONE* has legitimate business interests to protect and as a consequence, the *Advisor* agrees to the restrictions contained in this *Agreement* because they further *ONE*'s legitimate business interests. These legitimate business interests include but are not limited to (a) trade secrets and valuable confidential business or professional information that otherwise does not qualify as trade secrets, including all *Confidential Information*; (b) substantial relationships with specific suppliers, customers and employees and (c) specialized training relating to *ONE*'s business, technology, methods and procedures.

10.3. Confidentiality. The *Confidential Information* shall be held by the *Advisor* in the strictest confidence and shall not, without the prior written consent of *ONE*, be disclosed to any person other than in connection with the *Advisor's Services* to *ONE*. The *Advisor* further acknowledges that such *Confidential Information* as is acquired and used by *ONE* is a special, valuable and unique asset. The *Advisor* shall exercise all due and diligence precautions to protect the integrity of *ONE*'s *Confidential Information* and to keep it confidential whether it is in written form, on electronic media or oral. The *Advisor* shall not copy any *Confidential Information* except to the extent necessary to perform its *Services* hereunder nor remove any *Confidential Information* or copies thereof from *ONE*'s premises except to the extent necessary to provide its *Services*. All records, files, materials and other *Confidential Information* obtained by the *Advisor* in the course of its *Services* to *ONE* are confidential and proprietary and shall remain the exclusive property of *ONE*. The *Advisor* shall not, except in connection with and as required by its performance of the *Services* under this *Agreement*, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such *Confidential Information* to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an of *ONE*.

11. **Equitable Relief**. *ONE* and the *Advisor* recognize that the *Services* to be rendered under this *Agreement* by the *Advisor* are special, unique and of extraordinary character, and that in the event of the breach by the *Advisor* of the terms and conditions of this *Agreement* or if the *Advisor* shall cease to provide the *Services* to *ONE* for any reason and take any action in violation of Section 10, *ONE* shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction to enjoin the *Advisor* from breaching the provisions of Section 10.

12. **Survival.** Sections 10 through 22 shall survive termination of this *Agreement*.

13. **Assignability**. The rights and obligations of *ONE* under this *Agreement* shall inure to the benefit of and be binding upon the successors and assigns of *ONE*. This *Agreement* may not be assigned by the *Advisor* without the prior written consent of *ONE* and any attempt to do so shall be null and void.

14. **Severability.** If any provision of this *Agreement* otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this *Agreement* shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the *Parties* to the other. The remaining provisions of this *Agreement* shall be valid and binding and of like effect as though such provisions were not included. If any restriction set forth in this *Agreement* is deemed unreasonable in scope, it is the *Parties'* intent that it shall be construed in such a manner as to impose only those restrictions that are reasonable in light of the circumstances and as are necessary to assure the *Parties* the benefits and obligations of this *Agreement*.

ONE Nuclear Energy LLC
2310 1st Street, Suite 603
Fort Myers, FL 33901
305.336.9399

15. **Notices and Addresses**. All notices, offers, acceptance and any other acts under this *Agreement* (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar overnight delivery, as follows:

ONE Nuclear Energy LLC
2310 1st Street, Suite 603
Fort Myers, FL 33901
Attn: Kevin Dowd, COO
Email: kdowd@onenuclearenergy.com

BCR-ABL LLC
523 Broadway, Apt. #5
New York, NY 10012
Attn: Coenraad J. Weddepohl
Email: cweddepohl1@mac.com

or to such other address as either *Party*, by notice to the other may designate from time to time. Time shall be counted to, or from, as the case may be, the delivery in person or by post.

16. **Counterparts.** This *Agreement* may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this *Agreement* may be by actual, facsimile or pdf signature.

17. **Governing Law**. This *Agreement*, all related documents—including all exhibits attached hereto—and all matters arising out of or relating to this *Agreement*, whether sounding in contract, tort or statute, are governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to the conflict of law's provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Florida.

18. **Exclusive Jurisdiction & Venue**. Each *Party* irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind, whatsoever against any other party, in any way arising from or relating to this *Agreement*, including, but not limited to, contract, equity, tort, fraud, and statutory claims, in any form whatsoever, other than in the courts of the State of Florida, sitting in Palm Beach County, and any appellate court from any thereof. Each party irrevocably and unconditionally submits to the exclusive, jurisdiction of such county, and agrees to bring any such action, litigation, or proceeding only in the courts of the State of Florida, sitting in Palm Beach County. Each *Party* agrees that a final judgment in any such action, litigation, or proceeding is conclusive, and may be enforced in other jurisdictions by suit on the judgment, or in any other manner provided by law. Each *Party* also irrevocably and unconditionally waves any objection it may now or hereafter have as to the venue of such suit, action, or proceeding, brought in such a court and agrees not to plead, or claim that any such court is an inconvenient forum.

19. **Mediation-Arbitration**. If a dispute arises from or relates to this *Agreement* or the alleged breach thereof, and if the dispute cannot be settled through negotiations within thirty (30) days, the *Parties* agree to endeavor first to settle the dispute by mediation in West Palm Beach, Florida before resorting to arbitration. If such aforementioned mediation does not resolve the dispute, then the dispute, claim or controversy arising out of or relating to this *Agreement* or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this *Agreement* shall be determined by arbitration in person in West Palm Beach, Florida before a JAMS arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rule Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

20. **Entire Agreement**. This *Agreement* constitutes the entire agreement between the *Parties* and supersedes all prior oral and written agreements between the *Parties* hereto with respect to the subject matter hereof. Neither this *Agreement* nor any

provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the *Party* or *Parties* against whom enforcement or the change, waiver discharge or termination is sought.

21. **Additional Documents**. The *Parties* hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this *Agreement* and to fulfill the obligations of the *Parties* hereunder.

22. **Section and Paragraph Headings**. The section and paragraph headings in this *Agreement* are for reference purposes only and shall not affect the meaning or interpretation of this *Agreement*.

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ONE Nuclear Energy LLC
2310 1st Street, Suite 603
Fort Myers, FL 33901
305.336.9399

The *Parties* signing below certify individually, under penalty of law, that they are duly authorized to execute this document on behalf of their respective organizations.

Agreed and Acknowledged by:

ONE Nuclear Energy LLC

("ONE")

Name: by Kevin Dowd

Title: Chief Operating Officer

Sign: ______________________

Date: Aug 18, 2025

BCR-ABL LLC

("Advisor")

Name: Coenraad Weddepohl

Title: Director

Sign: ______________________

Date: Aug 18, 2025

ONE Nuclear Energy LLC
2310 1st Street, Suite 603
Fort Myers, FL 33901
305.336.9399

Appendix A

Consideration

ONE is in the process of entering into and completing a transaction to enter the public markets. At present, *ONE* is considered to be in the "Pre-Public" stage. Once the contemplated transaction is completed, *ONE* will transition to a "Post-Public" stage.

The consideration outlined for under the terms of this *Agreement* shall be renegotiated in good faith, according to prevailing industry standards, for the Post-Public stage of *ONE's* operations. Such renegotiation shall have no effect on the Equity Compensation terms of this *Agreement*, which shall remain in place according to the original terms of this *Agreement*.

The renegotiation will consider the input of a Compensation Study conducted by an outside executive compensation consulting firm and the recommendations of the Compensation Committee. Any renegotiated Executive Compensation Agreement must be approved by the public company's Board of Directors.

For the *Services* to be provided by the *Advisor* under the terms of this *Agreement*, the *Advisor* shall be entitled to the following consideration:

1) **<u>Pre-Public Event Compensation Agreement</u>.**

   a) **Pre-Public Event Time Commitment**: *Advisor* shall devote sufficient time and energies necessary to perform the *Services* outline for in this *Agreement*.

   b) **Annual Base Salary**: An annual base salary of two hundred thousand four dollars ($200,004.00) due in twelve (12) equal payments in the amount of sixteen thousand six hundred sixty-seven dollars (16,667.00) on a monthly basis.

      i) Monthly payments to the *Advisor* shall commence upon receipt to *ONE* of an initial capital investment from an outside investor(s) equal to or greater to that of three million dollars ($ 3,000,000.00) or receipt to *ONE* a loan from an outside lender(s) equal to or greater to that of three million dollars ($ 3,000,000.00), whichever comes first.

      ii) During the period preceding the initial capital investment into *ONE* from an outside investor(s) equal to or greater to that of three million dollars ($ 3,000,000.00) or receipt to *ONE* a loan from an outside lender(s) equal to or greater to that of three million dollars ($ 3,000,000.00), whichever comes first, *Advisor's* Base Salary shall be accrued on a monthly basis but shall remain unpaid.

      iii) Upon *ONE* receiving the initial capital investment from an outside investor(s) equal to or greater to that of three million dollars ($ 3,000,000.00) or receipt to *ONE* a loan from an outside lender(s) equal to or greater to that of three million dollars ($ 3,000,000.00), whichever comes first, *ONE* shall pay to the *Advisor* all amounts of the *Advisor's* Base Salary that have been accrued to date and unpaid. *ONE* shall continue to make the monthly payments in the amount of sixteen thousand six hundred sixty-seven dollars (16,667.00) on a going forward basis as they come due.

   c) **Equity Compensation**: One hundred fifty thousand (150,000) Membership Rights (representing 1.5%) in ONE Nuclear Energy LLC according to the following vesting schedule.

      i) **Vesting Schedule**: Periodically over three (3) years in such increments: Seventy-five thousand (75,000) Membership Rights at twelve (12) months, thirty-seven thousand (37,500) Membership Rights at twenty-four (24) months and thirty-seven thousand (37,500) Membership Rights at thirty-six (36) months.

      ii) **Performance-Based Equity**: To be determined as part of Post-Public Event executive compensation package.

   d) **Limited Membership Rights Protection from Dilution**:

ONE Nuclear Energy LLC
2310 1st Street, Suite 603
Fort Myers, FL 33901
305.336.9399

i) Any/all Membership Rights granted to *Advisor* under the terms of this Agreement, shall not be diluted by any amount of an initial capital investment by an outside investor equal to or less than five million dollars ($5,000,000.00) of a Pre-Public Event capital investment into *ONE*. After a total capital investment by an outside investor(s) greater than that of five million dollars ($5,000,000.00), all holders of Membership Rights in *ONE* shall be diluted on a pari passu basis.

e) **Additional Benefits**:

i) **Healthcare Benefits**: In lieu of healthcare related benefits, *Advisor* shall receive an additional ten thousand dollars ($ 10,000.00) per month on top of Base Salary. This additional amount shall be paid to *Advisor*, at the same time and under the same terms and conditions of that of the Base Salary.

f) **Severance**

i) If termination is "Without Cause", (a) *Advisor* shall retain any Membership Rights vested as of the date of termination, (b) any Membership Rights not vested as of the date of termination shall be automatically vested and (c) *Advisor* shall be compensated with a severance payment of one hundred thousand dollars ($100,000.00).

ii) If termination is due to "For Cause" behaviour, *Advisor* shall retain any Membership Rights vested as of the date of termination. Any Membership Rights not vested as of the date of termination shall be forfeited.

g) **Resignation**

i) If *Advisor* resigns on his own accord, (a) all unvested Membership Rights shall be terminated and (b) *Advisor* shall not be entitled to any severance payment.

h) **Non-Compete Agreement**:

i) For a period on twelve (12) months after separation from *ONE*, *Advisor* agrees not to enter into any other agreements to provide services to entities and/or individuals who conduct business in the "Nuclear Energy" sector.

i) **Acknowledgement of Executive's Existing Outside Business Activities:**

i) *ONE* acknowledges that *Advisor and/or Weddepohl* is currently providing business services to the following entities and or individuals:

(1) EnergyRe/Hodes Weill. *Advisor and/or Weddepohl* is currently providing services in an advisory role which involves overseeing Hodes Weill as placement agent for EnergyRe's capital raising activities for solar energy and energy storage projects in the US. *Advisor and/or Weddepohl* intends to and shall remain in the capacity of a Registered Representative for Hodes Weill and advisor to EnergyRe.

(2) Octopus Capital (UK). *Advisor and/or Weddepohl* is currently advising Octopus on the expansion of their funds management business into the US. *Advisor and/or Weddepohl* intends to and shall remain in the capacity of an advisor to Octopus Capital.

2) Anticipated Post-Public Event Compensation

a) *Advisor's* compensation Post-Public event stage of *ONE's* operations shall be renegotiated in good faith, according to prevailing industry standards.

b) The signed Letter of Intent with the Hennessy Capital VII SPAC requires *ONE* to hire an executive compensation consulting firm to advise on sector/market rate compensation packages for all executives.

ONE Nuclear Energy LLC
2310 1st Street, Suite 603
Fort Myers, FL 33901
305.336.9399

c) Executive compensation packages must be agreed to prior to public listing. The SPAC sponsor will have significant input on executive compensation packages post-public event.

d) All executive compensation packages, including but not limited to that of Richard Taylor, Kevin Dowd, Robert Carilli and Coen Weddepohl shall be subject to "Market Rates" and determined in consultation with the executive compensation consulting firm's report and the Compensation Committee.

e) *Advisor* acknowledges that his role and responsibilities may be modified Post-Public event in the ordinary course of business.

f) *ONE* cannot guarantee any specific Post-Public event compensation package structure at this time, however *ONE* anticipates that *Advisor's* Post-Public event will be substantially as follows:

i) Anticipated Post-IPO Chief Investment Officer/Interim Chief Financial Officer Compensation Package

(1) Anticipated Post-IPO Annual Salary: $400,000 annualized salary with annual inflation adjustment benchmarked to the CPI-U effective upon a Public Event.

(2) Anticipated Stock Option Bonus: All executive bonuses shall be at discretion of the Compensation Committee and Board of Directors. As outlined for in the signed Letter of Intent, it is anticipated that ten percent (10%) of the Post Merger Company's stock shall be reserved for employee bonuses. The Compensation Committee will base its recommended Stock Option Bonuses on the Company's performance, the employee's individual performance and as recommended by the compensation study to ensure incentives are sufficient and aligned across the Company.

(3) Anticipated Healthcare Coverage: All employees shall receive comprehensive health, dental, and vision insurance (employee & family coverage).

(4) Anticipated 401(K) Retirement Post-IPO: A 401(k) will be initiated by the Company. The Company will match employee contributions in line with a market competitive rate subject to a Compensation Study, Compensation Committee recommendations and Board of Directors' approval.

ii) Anticipated Post-Public Event Severance:

(1) Termination "Without Cause". If termination is "Without Cause",

(a) *Advisor* shall retain any Membership Rights vested as of the date of termination.

(b) Any Membership Rights not vested as of the date of termination shall immediately vest.

(c) Any Performance-Based Equity shall vest pro-rata based on time served within the performance period, subject to performance to be determined later.

(d) *Advisor* shall be compensated with a severance payment equal to twelve (12) months base salary.

(e) *Weddepohl* shall receive eighteen (18) months of COBRA insurance paid for by the Company.

(2) Termination "For Cause". "For Cause" shall include willful misconduct, felony convictions and/or material breach of duties. If termination is due to "For Cause" behaviour

(a) *Advisor* shall retain any Membership Rights vested as of the date of termination.

(b) Any Membership Rights not vested as of the date of termination shall be forfeited.

ONE Nuclear Energy LLC
2310 1st Street, Suite 603
Fort Myers, FL 33901
305.336.9399

(c) Any Performance-Based Equity not vested as of the date of termination shall be forfeited.

ONE Nuclear Energy LLC
2310 1st Street, Suite 603
Fort Myers, FL 33901
305.336.9399